Exhibit 10.6

VIA FEDERAL EXPRESS

October 6, 1997

Vital Images, Inc.
Attn: Gregory S. Furness
3100 West Lake St., Suite 100
Minneapolis, MN 55416

Re:
Consent to Assignment

Dear Mr. Furness:

        GeoScience Corporation ("GeoScience") and Paradigm Geophysical Corporation ("Paradigm") have entered into an agreement for the sale by GeoScience to Paradigm of all of the outstanding stock of CogniSeis Development, Inc. ("CogniSeis"). Under Article XII, provision 2 of the VoxelGeo License Agreement dated August 25,1995, by and between Vital Images, Inc, and CogniSeis (the "Agreement"), it appears that a sale of a controlling interest in the stock of CogniSeis might be deemed to be an assignment which requires the prior express written consent of Vital Images. Accordingly, GeoScience and CogniSeis hereby request that Vital Images unconditionally and irrevocably consent to the assignment of the Agreement and all rights and licenses granted or obligations incurred thereunder. Your consent to this assignment shall not (i) release CogniSeis from any of its obligations under the Agreement or limit CogniSeis' obligations thereunder, (ii) modify any terms of the Agreement or (iii) constitute a consent to any future assignments.

        If this letter meets with your approval, kindly execute the letter in the space indicated below. A signature of Vital Images' duly authorized officer shall be deemed to be evidence of Vital Images' unconditional and irrevocable consent to such assignment. Thank you for your prompt attention to this matter.

Sincerely,
/s/ SHARON M. BRUNNER Sharon M. Brunner Corporate Counsel and Secretary

VITAL IMAGES, INC.

By:	/s/ GREGORY S. FURNESS
Name:	Gregory S. Furness
Title:	Chief Financial Officer
Date:	10/7/97